Exhibit 15

The Board of Trustees
Archstone-Smith Trust:

Re:    Registration Statement on Form S-3 of Archstone-Smith Trust

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated April 26, 2002, except as to Note 9, which is as of May 1, 2002, related to our review of interim financial information as of March 31, 2002 and for the three-month periods ended March 31, 2002 and 2001.

Pursuant to Rule 436 under the Securities and Exchange Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/    KPMG LLP

Chicago, Illinois
May 23, 2002